Exhibit 4.1

FORM OF STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of September 28, 2021 (the “Effective Date”) by and between BioAtla, Inc., a Delaware corporation (the “Company”), and [___________] (“Purchaser”).

1. Issuance of Shares. Effective as the Effective Date, the Company agrees to issue and sell to Purchaser [_________] shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”). Purchaser will purchase the Shares at a price of $[●] per Share in cash. The total purchase price payable by the Purchaser for the Shares is $[_______] (the “Total Purchase Price”).

2. Closing and Delivery.

(a) Closing. The closing (“Closing”) of the transactions contemplated hereby shall be held at the offices of Orrick, Herrington & Sutcliffe LLP, 1000 Marsh Road, Menlo Park, California 94025 within two Business Days of the date of this Agreement (such date, the “Closing Date”), or at such other time and place as the Company and the Purchaser mutually agree upon. “Business Day” shall mean any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(b) Delivery. Concurrent with the execution of this Agreement, at the Purchaser’s request, the Company shall deliver to the Purchaser a duly completed and executed Internal Revenue Service Form W-9 or W-8BenE, as applicable. At the Closing, (i) the Company shall cause its transfer agent to transfer the Shares to the Purchaser in book entry form in such name(s) as the Purchaser may designate in writing and (ii) upon delivery by the Company to the Purchaser of the Shares in book entry form free and clear of any liens or other restrictions (other than the restrictions set forth in this Agreement, including the restrictions set forth in Section 5 hereof) and written notice from the Company or its transfer agent evidencing the issuance to the Purchaser of the Shares on and as of the Closing Date, the Purchaser shall pay the Company the applicable Total Purchase Price by wire transfer in immediately available funds to such account(s) as the Company shall designate in writing to the Purchaser.

3. Company Representations. The Company represents and warrants to Purchaser and each of Jefferies LLC (“Jefferies”) and J.P. Morgan Securities LLC (“J.P. Morgan”), each solely in its capacity as a co-placement agent for the sale of the Shares, as follows:

(a) Organization and Standing. The Company is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business as a foreign entity in every jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the business, properties, assets, liabilities, operations, financial condition or results of operations of the Company, or the ability of the Company to perform its obligations under this Agreement (a “Material Adverse Effect”).

(b) Power. The Company has all requisite power to execute and deliver this Agreement, to sell and issue the Shares hereunder, and to carry out and perform its obligations under the terms of this Agreement.

(c) Authorization. The execution, delivery, and performance of this Agreement by the Company has been duly authorized by all requisite action on the part of the Company and its officers, directors and stockholders, and no further action on the part of the Company, its officers, directors and stockholders is necessary for, (i) the authorization, execution and delivery of this Agreement, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance and delivery of the Shares. This Agreement constitutes the legal, valid, and binding obligation of the Company enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d) Consents and Approvals. Except for any Current Report on Form 8-K or Notice of Exempt Offering of Securities on Form D to be filed by the Company in connection with the transaction contemplated hereby, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any

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government or governmental agency in order to consummate the transaction contemplated by this Agreement. Assuming the accuracy of the representations of the Purchaser in Section 4, no consent, approval, authorization or other order of, or registration, qualification or filing with, any court, regulatory body, administrative agency, self-regulatory organization, stock exchange or market (including The Nasdaq Stock Market), or other governmental body is required for the execution and delivery of this Agreement, or for the valid issuance, sale and delivery of the Shares to be sold pursuant to this Agreement other than such as have been or will be made or obtained, or for any securities filings required to be made, under federal or state securities laws applicable to the offering of the Shares.

(e) Non-Contravention. The execution and delivery of this Agreement, the issuance, sale and delivery of the Shares to be sold by the Company under this Agreement, the performance by the Company of its obligations under this Agreement and/or the consummation of the transaction contemplated hereby will not (a) conflict with, result in the breach or violation of, or constitute (with or without the giving of notice or the passage of time or both) a violation of, or default under, (i) any bond, debenture, note or other evidence of indebtedness, or under any lease, license, franchise, permit, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company is a party or by which it or its properties may be bound or affected, (ii) the Company’s Amended and Restated Certificate of Incorporation as in effect on the date hereof, the Company’s Amended and Restated Bylaws as in effect on the date hereof, or (iii) any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The Nasdaq Stock Market), governmental agency, arbitration panel or authority applicable to the Company or its properties, except in the case of clauses (i) and (iii), for such conflicts, breaches, violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (b) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the properties or assets of the Company or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust or any other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, except for such liens, encumbrances, claims, security interests, restrictions, accelerations of indebtedness that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Shares. The Shares are duly authorized and when issued pursuant to the terms of this Agreement will be validly issued, fully paid, and nonassessable, and will be free of any liens or encumbrances with respect to the issuance thereof; provided, however, that the Shares shall be subject to restrictions on transfer under state or federal securities laws as set forth in this Agreement, or as otherwise may be required under state or federal securities laws as set forth in this Agreement at the time a transfer is proposed. The issuance and delivery of the Shares is not subject to preemptive, co-sale, right of first refusal or any other similar rights of the stockholders of the Company or any other person, or any liens or encumbrances or result in the triggering of any anti-dilution or other similar rights under any outstanding securities of the Company.

(g) No Registration. Assuming the accuracy of each of the representations and warranties of the Purchaser, the issuance by the Company of the Shares is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

(h) Nasdaq Listing. The Company’s Common Stock is listed on Nasdaq. To the Company’s knowledge, there are no proceedings to revoke or suspend such listing or the listing of the Shares. The Company is in compliance with the requirements of Nasdaq for continued listing of the Common Stock thereon and any other Nasdaq listing and maintenance requirements, and the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not result in any noncompliance by the Company with any such requirements.

(i) No Integrated Offering. Neither the Company, nor any subsidiary, nor any of the Company’s or any subsidiary’s affiliates or any other person acting on the Company’s or any subsidiary’s behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Shares, nor have any of such persons made any offers or sales of any security of the Company, any subsidiary or any of the Company’s or any subsidiary’s affiliates or solicited any offers to buy any security of the Company, any subsidiary or any of the Company’s or any subsidiary’s affiliates under circumstances that would require registration of the Shares under the Securities Act or any other securities laws or cause this offering of Shares to be integrated with any prior offering of securities of the Company or any subsidiary for purposes of the Securities Act in any manner that would affect the validity of the private placement exemption under the Securities Act for the offer and sale of the Shares hereunder.

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(j) SEC Reports; Financial Statements; Shell Company Status.

(i)
The Company’s Common Stock is registered under Section 12 of the Exchange Act. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since December 16, 2020 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and, in each case, to the rules promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii)
The financial statements and the related notes of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present the consolidated financial position of the Company as of and for the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. There is no transaction, arrangement, or other relationship between the Company or any subsidiary and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in SEC Reports and is not so disclosed and would have or reasonably be expected to result in a Material Adverse Effect.

(iii)
The Company is not, and has never been, an issuer identified in Rule 144(i)(1) under the Securities Act.

(k) Other Agreements. The Company has not entered, and shall not enter into any subscription agreement, side letter or other agreement or arrangement in connection with the offering contemplated hereby, other than substantially in the form of this Agreement (the “Other Agreements”), with any other investor that includes terms with respect to the purchase of the Company’s Common Stock that are more favorable to such other investor than the terms of this Agreement. The Other Agreements shall not be amended from the date hereof to provide for terms that are more favorable to any investor party thereto, unless such terms are also offered to Purchaser hereunder.

(l) No Material Adverse Change. Since June 30, 2021, except as specifically set forth in a subsequent SEC Filing, there has not been:

(i)
any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2021, except for changes in the ordinary course of business which have not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(ii)
any declaration or payment by the Company of any dividend, or any authorization or payment by the Company of any distribution, on any of the capital stock of the Company, or any redemption or repurchase by the Company of any securities of the Company;
(iii)
any material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of the Company;
(iv)
any waiver, not in the ordinary course of business, by the Company of a material right or of a material debt owed to it;

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(v)
any satisfaction or discharge of a material lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business;
(vi)
any change or amendment to the Company’s Certificate of Incorporation or Bylaws, or termination of or material amendment to any contract of the Company that the Company is required to file with the SEC pursuant to Item 601(b)(10) of Regulation S-K;
(vii)
any material labor difficulties or labor union organizing activities with respect to employees of the Company;
(viii)
any material transaction entered into by the Company other than in the ordinary course of business;
(ix)
the loss of the services of any executive officer (as defined in Rule 405 under the 1933 Act) of the Company; or
(x)
any other event or condition that has had or would reasonably be expected to have a Material Adverse Effect.

4. Investment Representations. In connection with the receipt of the Shares pursuant to this Agreement, Purchaser represents to the Company and each of Jefferies and J.P. Morgan, each solely in its capacity as a co-placement agent for the sale of the Shares, the following:

(a) The execution, delivery and performance by Purchaser of this Agreement does not and will not contravene or constitute a default under, or violation of, or be subject to penalties under, (i) any agreement, including Purchaser’s charter, bylaws or other constituent document or under any law, rule, regulation, agreement or other obligation (or require the consent of any party under any such agreement that has not been made or obtained) to which Purchaser is a party or by which Purchaser is bound, (ii) all investment policies, guidelines and other restrictions applicable to Purchaser, or (iii) any judgment, injunction, order, decree or other instrument binding upon Purchaser.

(b) Purchaser has determined based on Purchaser’s own independent review and such professional advice as Purchaser deems appropriate that Purchaser’s purchase of the Shares (i) is fully consistent with Purchaser’s financial needs, objectives and condition, (ii) has been duly authorized and approved by all necessary action, and (iii) are a fit, proper and suitable investment for Purchaser, notwithstanding the substantial risks inherent in investing in or holding the Shares.

(b) Purchaser understands the definition of the term “accredited investor” within the meaning of Regulation D, Rule 501(a), as amended, under the Securities Act, and qualifies as an accredited investor. Purchaser is an Institutional Account as defined in FINRA Rule 4512(c) and a sophisticated institutional investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including Purchaser’s participation in the sale of Shares. Purchaser was not organized solely for the purpose of acquiring the Shares and is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(c) Purchaser has (i) received, reviewed and understood the offering materials made available to the Purchaser in connection with the sale of the Shares, (ii) had the opportunity to ask questions of and receive answers from the Company directly and (iii) conducted and completed Purchaser’s own independent due diligence with respect to the sale of the Shares. Based on such information as Purchaser has deemed appropriate and without reliance upon either Jefferies or J.P. Morgan, Purchaser has independently made Purchaser’s own analysis and decision to enter into the purchase of the Shares. Except for the representations, warranties and agreements of the Company expressly set forth in this Agreement, Purchaser is relying exclusively on Purchaser’s own sources of information, investment analysis and due diligence (including professional advice you deem appropriate) with respect to the transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

(d) Purchaser is acquiring the Shares hereunder for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act or the securities laws of any other jurisdiction. Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

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(e) Purchaser understands that the Shares have not been registered under the securities laws of any jurisdiction and have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein. Purchaser understands that the Shares may not be resold or transferred in the United States or otherwise except in compliance with applicable law and the restrictions on transfer set forth in the definitive documentation for this transaction.

(f) Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(g) Purchaser acknowledges and agrees that (a) each of Jefferies and J.P. Morgan is acting solely as the Company’s co-placement agent in connection with the sale of Shares and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for the Purchaser, the Company or any other person or entity in connection with the sale of Shares, (b) each of Jefferies and J.P. Morgan has not made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the sale of Shares, (c) each of Jefferies and J.P. Morgan will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the transaction, and (d) each of Jefferies and J.P. Morgan shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Purchaser, the Company or any other person or entity), whether in contract, tort or otherwise, to the Purchaser, or to any person claiming through the Purchaser, in respect of the sale of Shares.

(h) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

(i) Between the time any of the Purchaser’s investment professionals learned about the offering contemplated by this Agreement and the public announcement of the offering, neither the Purchaser nor any Person acting on behalf of or pursuant to any understanding with such Purchaser, directly or indirectly executed any purchases or sales, including Short Sales (as defined below), of the securities of the Company. For purposes of this Agreement, “Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind and “Short Sales” shall include, without limitation, (i) (A) all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and (B) all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis) that have an economically similar result to a “short sale” as defined in Rule 200, and (ii) sales and other transactions through non-U.S. broker dealers or foreign regulated brokers that have an economically similar result to a “short sale” as defined in Rule 200..

5. Restrictive Legends and Stop-Transfer Orders. It is understood that, except as provided below, book-entry notations evidencing the Shares may bear the following or any similar legend:

(a) “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE SECURITIES LAWS OF OTHER STATES AND JURISDICTIONS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT.”

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[(b) “AS LONG AS THE HOLDER OF THESE SECURITIES IS AN AFFILIATE OF THE ISSUER, THESE SECURITIES MAY NOT BE SOLD, OR OFFERED FOR SALE, IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SALE OF THESE SECURITIES UNDER THE SECURITIES ACT OF 1933, OR THE SALE OTHERWISE BEING EXEMPT FROM REGISTRATION UNDER SUCH ACT. THE ISSUER MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.” ]

[(b)][(c)] If required by the authorities of any state in connection with the issuance of sale of the Shares, the legend required by such state authority.

6. Registration Rights.

(a) The Company shall file a registration statement on Form S-1, or other appropriate form available to the Company, registering the resale of the Shares as promptly as practicable and in any event within 30 days following the Closing Date (the “Filing Deadline”). If a registration statement covering the Shares is not filed with the SEC on or prior to the fifth Business Day following the Filing Deadline, the Company will make payments to the Purchaser, as liquidated damages and not as a penalty, in an amount equal to 1% of the aggregate amount paid pursuant to this Agreement by such Purchaser for such Shares then held by such Purchaser for each 30-day period or pro rata for any portion thereof following the Filing Deadline for which no registration statement is filed with respect to the Shares. Such payments shall constitute the Purchasers’ exclusive monetary remedy for such events, but shall not affect the right of the Purchasers to seek injunctive relief. Such payments shall be made to the Purchaser in cash no later than five (5) Business Days after the end of each 30-day period (the “Payment Date”). Interest shall accrue at the rate of 1% per month on any such liquidated damages payments that shall not be paid by the Payment Date until such amount is paid in full. The Company shall use reasonable efforts to cause such registration statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days (provided that such period may be extended to 90 calendar days if the SEC notifies the Company that it will “review” the registration statement) following the Closing Date and (ii) the 10th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. If (A) a registration statement covering the Shares is not declared effective by the SEC prior to the earlier of (i) ten (10) Business Days after the SEC informs the Company that no review of such registration statement will be made or that the SEC has no further comments on such registration statement and (ii) the 90th day after the Closing Date (the “Effectiveness Deadline”), or (B) subject to the Company’s obligation to keep such registration statement effective pursuant to Section 6(b) below, after a registration statement has been declared effective by the SEC, sales cannot be made pursuant to such registration statement for any reason (including without limitation by reason of a stop order, or the Company’s failure to update such registration statement), or, if the registration statement is on Form S-1, for a period of twenty (20) days following the date on which the Company files a post-effective amendment to incorporate the Company’s Annual Report on Form 10-K (a “Maintenance Failure”), then the Company will make payments to the Purchaser then holding Shares, as liquidated damages and not as a penalty, in an amount equal to 1% of the aggregate amount paid pursuant to this Agreement by such Purchaser for such Shares then held by such Purchaser for each 30-day period or pro rata for any portion thereof following the date by which such registration statement should have been effective (the “Blackout Period”). Such payments shall constitute the Purchasers’ exclusive monetary remedy for such events, but shall not affect the right of the Purchasers to seek injunctive relief. The amounts payable as liquidated damages pursuant to this paragraph shall be paid no later than five (5) Business Days after each such 30-day period following the commencement of the Blackout Period until the termination of the Blackout Period (the “Blackout Period Payment Date”). Such payments shall be made to the Purchaser in cash. Interest shall accrue at the rate of 1% per month on any such liquidated damages payments that shall not be paid by the Blackout Payment Date until such amount is paid in full.

(b) The Company shall use reasonable efforts to keep such registration statement effective at all times until (1) the Shares may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 under the Securities Act, or (2) the three (3) year anniversary of the Closing Date, whichever is the earliest to occur. Subject to the accuracy of the information provided by the Purchaser to the Company, the Company shall ensure that such registration statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading. After the date hereof and during any period in which a prospectus or prospectus supplement relating to any of the Securities subject to registration under this Section 6 is required to be delivered by Purchaser pursuant

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to the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 of the Securities Act), (i) the Company will notify the Purchaser promptly of the time when any subsequent amendment to such registration statement, other than documents incorporated by reference, has been filed with the SEC or has become effective or any subsequent supplement to the prospectus regarding such Shares or of the Purchasers or any subsequent amendment to the prospectus or any supplement or amendment to the prospectus supplement has been filed with the SEC, after it shall receive any notice or obtain knowledge of, the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for such purpose, of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, of any comment letter from the SEC or any request by the SEC for any amendment or supplement to such registration statement, any amendment to the prospectus, any supplement to the prospectus that relates to the Shares subject to such registration statement under this Section or the Purchaser, or any amendment or supplement to the prospectus supplement, provided that no notification shall provide the Purchaser with any material non-public information regarding the Company other than to the extent that providing notice to Purchaser of the occurrence of the foregoing events constitutes material non-public information and further provided that no notification of the Purchaser shall be required if such amendment, supplement, or comment, or request would not, and would not seek, to limit the rights of the Purchaser, (ii) the Company will prepare and file with the SEC, promptly upon Purchaser’s request, any amendments or supplements to such registration statement, prospectus or prospectus supplement that, in the Company’s reasonable opinion, may be necessary in connection with any resale of the Shares by Purchaser (provided, however, that the failure of such Purchaser to make such request shall not relieve the Company of any obligation or liability hereunder), (iii) the Company will not file any amendment or supplement to a registration statement, prospectus or prospectus supplement, other than documents incorporated by reference, relating to the Shares subject to registration under this Section unless a copy thereof has been submitted or made available to Purchaser within a reasonable period of time before the filing and Purchaser has not reasonably objected in writing thereto (provided, however, that (A) the failure of Purchaser to make such objection shall not relieve the Company of any obligation or liability hereunder, and (B) the Company has no obligation to provide Purchaser any advance copy of such filing or to provide such Purchaser an opportunity to object to such filing if such filing does not name Purchaser or specifically discuss the Shares subject to registration under this Section as contemplated hereby or would have the effect of limiting the rights of the Purchaser with respect to the Shares) and the Company will furnish or make available to Purchaser at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into a registration statement, prospectus or prospectus supplement, except for those documents available via EDGAR, and (iv) the Company will cause each amendment or supplement to the prospectus or prospectus supplement, other than documents incorporated by reference, to be filed with the SEC as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act. All fees and expenses incident to the performance of or compliance with, this Section by the Company shall be borne by the Company whether or not any Shares are sold pursuant to a registration statement. Notwithstanding anything to the contrary contained herein, in no event shall the Company be permitted to name Purchaser or affiliate of Purchaser as an underwriter without the prior written consent of Purchaser. If the SEC informs the Company that all of the Shares cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, then the Company agrees to promptly inform Purchaser thereof and file an amendment to the registration statement as required by the SEC, covering the maximum number of Shares permitted to be registered by the SEC; provided, however, that prior to filing any such amendment, the Company shall use diligent efforts to advocate for registration of all of the Shares in accordance with SEC guidance, including without limitation, Compliance and Disclosure Interpretation 612.09.

(c) If any of the Shares are included in a registration statement under this Section 6:

(i)
To the extent permitted by law, the Company will indemnify and hold harmless the Purchaser, and the partners, members, officers, directors, and stockholders of the Purchaser; legal counsel and accountants for each such Purchaser; any underwriter (as defined in the Securities Act) for the Purchaser; and each person, if any, who controls such Purchaser or underwriter within the meaning of the Securities Act or the Exchange Act, against any damages, and the Company will pay to the Purchaser, underwriter, controlling person, or other aforementioned person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the

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consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Purchaser, underwriter, controlling person, or other aforementioned person expressly for use in connection with such registration.

(ii)
To the extent permitted by law, the Purchaser, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Purchaser selling securities in such registration statement, and any controlling person of any such underwriter or other Purchaser, against any damages, in each case only to the extent that such damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such Purchaser expressly for use in connection with such registration; and the Purchaser will pay to the Company and each other aforementioned person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Purchaser, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Purchaser by way of indemnity or contribution under Section 6(b)(ii) and 6(b)(iv) exceed the proceeds from the offering received by such Purchaser (net of any selling expenses paid by such Purchaser), except in the case of fraud or willful misconduct by such Purchaser.

(iii)
Promptly after receipt by an indemnified party under this Section 6(b) of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6(b), give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.

(iv)
To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 6(b) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 6(b) provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 6(b), then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and

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opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) Purchaser will not be required to contribute any amount in excess of the public offering price of all such Shares offered and sold by such Purchaser pursuant to such registration statement, and (y) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall Purchaser’s liability pursuant to this Section 6(b), when combined with the amounts paid or payable by such Purchaser pursuant to Section 6(b)(ii), exceed the proceeds from the offering received by such Purchaser (net of any selling expenses paid by such Purchaser), except in the case of willful misconduct or fraud by such Purchaser.

(v)
Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Purchaser under this Section 6(b) shall survive the completion of any offering of Shares in a registration under this Section 6, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.

7. Furnishing of Information and Legend Removal. In order to enable Purchaser to sell the Shares, including under Rule 144, for so long as the Purchaser holds the Shares, the Company shall use its commercially reasonable efforts to (i) for one year after the Closing, timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company pursuant to the Exchange Act and (ii) following the Purchaser’s request, promptly cause the removal of all restrictive legends from any Shares held by such Purchaser that may be sold by Purchaser (x) pursuant to an effective registration statement or (y) without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions. For the avoidance of doubt, the obligations of the Company set forth in this Section 7 shall include, if requested by the Company’s transfer agent, the provision of legal opinions by the Company’s counsel to the transfer agent in connection with any instructions to effect the legend removal contemplated hereby. All fees and expenses incident thereto shall be borne by the Company. If a legend removal request is made pursuant to the foregoing, the Company will, no later than three (3) Business Days following the delivery by an Purchaser to the Company or the Company’s transfer agent of a legended certificate representing such Shares (or a request for legend removal, in the case of Shares issued in book-entry form), deliver or cause to be delivered to such Purchaser a certificate representing such Shares that is free from all restrictive legends or an equivalent book-entry position, as requested by the Purchaser. Certificates for Shares free from all restrictive legends may be transmitted by the Company’s transfer agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company (“DTC”) as directed by such Purchaser. The Company warrants that the Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement. If an Purchaser effects a transfer of the Shares, the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Purchaser to effect such transfer. Such Purchaser hereby agrees that the removal of the restrictive legend pursuant to this Section 7 is predicated upon the Company’s reliance that such Purchaser will sell any such Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

8. NASDAQ Listing. The Company will use best efforts to continue the listing and trading of its Common Stock on NASDAQ and, in accordance therewith, will use best efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

9. Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof and prior to the Closing, each reference in this Agreement to a number of shares or a price per share shall be deemed to be amended to appropriately account for such event.

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10.Conditions to Closing.

(a) Conditions to the Purchaser’s Obligations. The obligation of the Purchaser to purchase Shares at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Purchaser (as to itself only):

(i)
The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the date hereof and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.
(ii)
No stop order or suspension of trading shall have been imposed by NASDAQ, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.
(iii)
The Company shall have concurrently consummated sales of not less than a total of [__] shares of Common Stock to purchasers (including the sale of the Shares to the Purchaser hereunder).

(b) Conditions to Obligations of the Company. The Company’s obligation to sell and issue Shares at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(i)
The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Purchaser shall have performed in all material respects all obligations and covenants herein required to be performed by such Purchaser on or prior to the Closing Date.
(ii)
The Purchaser shall have paid in full the Total Purchase Price to the Company.

11. Fees and Expenses. Except as set forth in Sections 6 and 7 hereof, each party shall pay its own fees and expenses in connection with the transactions contemplated hereby.

12. Miscellaneous.

(a) This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(b) This Agreement may be executed in two counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(c) The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

(d) The Company and the Purchaser each acknowledge that each of Jefferies LLC and J.P. Morgan Securities LLC will rely on the representations and warranties contained in this Agreement and are express third-party beneficiaries to Section 3 and Section 4 of this Agreement.

(e) The Company shall, by 9:00 am New York City time, on the first (1st) business day immediately following the date of this Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby and any other material non-public information that the Company provided to the Purchaser at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Company’s knowledge, Purchaser shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, employees or agents (including Jefferies and J.P. Morgan) and Purchaser shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Company, Jefferies, J.P. Morgan or any of their respective affiliates in connection with the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company (i) shall not publicly disclose the name of Purchaser or any of its affiliates or advisers, or include the name of Purchaser or any of its affiliates or advisers in any press release, without the prior

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written consent of Purchaser and (ii) shall not publicly disclose the name of the Purchaser or any of its affiliates or advisers, or include the name of the Purchaser or any of its affiliates or advisers in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of Purchaser, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the SEC or regulatory agency or under the regulations of Nasdaq.

[Signature Pages Follow]

4128-7834-6801.7

The undersigned has executed this Agreement as of the date first set forth above.

THE COMPANY:
BIOATLA, INC.

By:
(Signature)
Name:
Title:

Address:
11085 Torreyana Road
San Diego, CA 92121
Attention: [Chief Financial Officer]

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The undersigned has executed this Agreement as of the date first set forth above.

PURCHASER:
[____________]

(Signature)
Name:
Title:

Address:
c/o

Attention:
Facsimile:
Email:

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